SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 20, 2016
ALERIS CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	333-185443 (Commission File Number)	27-1539594 (IRS Employer Identification No.)
25825 Science Park Drive, Suite 400, Cleveland, Ohio 44122
(Address of Principal Executive Offices, including Zip Code)
(216) 910-3400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2016, Mr. Jack (Jacobus Antonius Johannes) Govers was elected as Aleris Corporation’s (the “Company”) Executive Vice President, President Europe and Global Markets. In this role, Mr. Govers will oversee all aspects of the Company’s European business as well as its global automotive and aerospace strategy.  Prior to joining the Company and beginning in 2014, Mr. Govers most recently served as general manager, Global Downstream Forms for SABIC, a global petrochemical producer. In this capacity, he lead a global business team focused on serving and innovating with customers in the automotive, aerospace and consumer electronics businesses. Prior to that, he served as general manager of SABIC’s global sheet and film business, during which he also had management board oversight for the Europe region for SABIC’s innovative plastics business.

In connection with this election, the Compensation Committee of the Board of Directors of the Company authorized Aleris Aluminum Duffel BVBA (“Aleris Duffel”) to enter into an employment agreement with Mr. Govers. The term of Mr. Govers’ employment agreement commenced on June 20, 2016. Mr. Govers’ annual base salary (“Base Salary”) was set at 500,000 EUR. The target bonus percentage Mr. Govers is eligible to receive under the annual bonus plan was set at 70% of his Base Salary, provided, that the annual bonus for calendar year 2016 shall be prorated to June 20, 2016. Additionally, he will be provided with the use of a leased company car and other perquisites including supplemental group retirement insurance based upon 6.30% of his gross monthly salary, reimbursement of up to 16,000 EUR annually for financial planning assistance, and an annual medical examination to be performed with a Belgian health institute.

As further compensation for his services it is anticipated that the Compensation Committee will consider granting Mr. Govers a sign-on incentive award (either under the Company’s 2010 Equity Incentive Plan or an equivalent cash award) with a grant date value of $350,000, which will vest ratably over five years; and additional incentive awards with an aggregate grant date value of approximately $500,000. The specific types and amounts of any such awards have not yet been determined.

Mr. Govers agreed in his employment agreement to be bound by certain restrictive covenants, including confidentiality and non-disparagement provisions and the obligation to assign to Aleris Duffel certain intellectual property created by him (alone or with others) during his employment or during a six month period after the end of his employment. Additionally, during his employment and for 36 months following the date of the termination of the employment agreement (the “Termination Date”), Mr. Govers agreed to not:

•
offer a position to any person who, on the Termination Date or within six months prior to such date, was an employee of Aleris Duffel or any of its affiliates (collectively, “Aleris”) or attempt, directly or indirectly, to persuade or incite any such employee to accept another position or to terminate employment with Aleris;

•
recruit or cause to be employed by a third party with whom Mr. Govers is in business contact, any person who was, on the Termination Date or within six months prior to such date, an employee of Aleris; and

•	attempt to persuade a buyer, customer, supplier or any other contractor to terminate (or negatively modify the terms of) its relationship with Aleris.

Mr. Govers agreed for 18 months following Termination to a standard Belgium non-compete clause that applies within the United Kingdom, France, the Netherlands, Germany, Belgium, the United States, Canada, Brazil, China, Japan and Korea. In consideration of this non-compete provision, Aleris Duffel agreed to pay Mr. Govers a lump sum indemnity equal to half of his gross remuneration of the applicable non-compete period, including benefits, corresponding with the term of duration of the non-compete obligation.

The employment agreement may be terminated immediately for serious cause (as defined therein), without notice period or indemnity in lieu thereof, in accordance with the Belgium Employment Act of July 3, 1978. In all other cases, the employment agreement may be terminated at any time by either party, subject to certain notice provisions and indemnity obligations required by applicable laws.

The above summary is qualified in its entirety by the Form of Employment Agreement For Employee, between Aleris Aluminum Duffel BVBA and Mr. Jack (Jacobus Antonius Johannes) Govers, attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Form of Employment Agreement For Employee, between Aleris Aluminum Duffel BVBA and Mr. Jack (Jacobus Antonius Johannes) Govers.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALERIS CORPORATION

Date: June 24, 2016
/s/ I. Timothy Trombetta
By: I. Timothy Trombetta
Its: Vice President and Controller

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Employment Agreement For Employee, between Aleris Aluminum Duffel BVBA and Mr. Jack (Jacobus Antonius Johannes) Govers.